                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
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    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   International Remote Imaging Systems, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California  91311

                                 April 29, 1996

Dear IRIS Stockholder:

     1995 was another banner year for IRIS. We set new annual revenue and earnings records for the sixth year in a row. Our stock price increased fifty percent during the year. The FDA submission for The White IRIS-Registered Trademark-, our new leukocyte differential analyzer, was made in July. We were very pleased with its comparative analytical performance in an extensive trial carried out locally at Harbor-UCLA Medical Center. Thus, we anxiously await clearance of this exciting new application of our slideless microscopy and real-time imaging technology. Also, we began the aggressive implementation of a bold new strategy to enlarge our urinalysis franchise into laboratories of all sizes, making three acquisitions -- the Biovation specific gravity instrument line in March of 1995, StatSpin Technologies in February of this year, and the Cen-Slide-Registered Trademark- and FlowStar-Registered Trademark- urinalysis products from UroHealth Sciences in March of this year. And we have been engaged by Poly U/A Systems, Inc. to develop four potential new products for the urinalysis market in a joint development program similar to the recently completed program with LDA Systems, Inc. These and other exciting topics are described in more detail below.

     But first, here are some highlights of our performance for 1995. Revenues totaling $13.2 million were up 20 percent from the prior year, consistent with our longer term growth trend. We earned $2.1 million after two one-time noncash adjustments. This was a 42 percent improvement over the $1.47 million we earned in 1994. Our first adjustment was a one-time, non-cash charge of $2.9 million against earnings for the acquisition of LDA Systems. The other was the recognition of a $3.6 million tax benefit reflecting the increased rate at which IRIS is utilizing its net operating loss carry-forward. The reason for these adjustments is explained in more detail in our annual report on Form 10-K which accompanies my letter.

     In comparison to the 1994 Northridge earthquake and the brutal winter of 1994, mother nature was much kinder throughout 1995. Also, the uncertainties of federal healthcare legislation seem behind us for the present. Therefore, our attention, once again, was fully focused on the two main economic forces in our marketplace -- efficiency and effectiveness. Fortunately, our products provide outstanding labor savings and are more accurate and faster than traditional methods, important qualities that satisfy the needs of both of these market forces.

     Our 1995 accomplishments go far beyond traditional performance measures. One of the most remarkable accomplishments during 1995 was the simultaneous introduction of two enhanced versions of The Yellow IRIS-Registered Trademark-urinalysis workstation at the Clinical Laboratory Exposition held in conjunction with the annual meetings of the American Association for Clinical Chemistry and the American Society of Clinical Laboratory Scientists in Anaheim in July. Our new Model 300 and Model 500 versions replace our earlier and long established Models 250 and 450, respectively. Each new model offers dramatic improvements over its respective predecessor. We are pleased that a company the size of IRIS can introduce such improvements in two major laboratory instruments in the same year. Many larger companies find it difficult to launch even one. Both of these new models have been well received in the marketplace and should provide the bulk of our new workstation sales throughout 1996. IRIS remains the leader in automated microscopic urinalysis with its workstations now used in more than 75 percent of all U.S. medical schools, not to mention many other leading hospitals nationwide. With the introduction of these new enhanced models, and the prestigious testimonial base we have established, we aim to extend our leadership as we expand into other segments of our marketplace.

     Following fast behind these workstation enhancements is our new IRIS/BMC Model 900UDx-TM- urine pathology system, a high-capacity system especially designed for commercial reference and large hospital laboratories. This system is the result of an intensive joint development program with Boehringer Mannheim. The 900UDx is the industry's first fully-automated walkaway system for performing complete chemical and microscopic profiles and offers the fastest, most accurate, most cost-effective routine urinalysis possible today. The system was unveiled at the Clinical Laboratory Management Association meeting in Minneapolis last August, and received FDA clearance in March of this year. The 900UDx will be manufactured by IRIS in Chatsworth and distributed by IRIS in North America and by Boehringer Mannheim in the rest of the world. IRIS expects to commence sales of the 900UDx in May.

     And then we come to our leukocyte differential analyzer -- The White IRIS-Registered Trademark-. Whereas the 900UDx was developed in less than two years, The White IRIS-Registered Trademark-, required more time because of its revolutionary new concept and advanced application in hematology. Although our 1995 clinical trial at Harbor-UCLA Medical Center produced enough data for FDA submission last July, the FDA has, on four separate occasions, asked a number of questions requiring further clarification. Each time we believe we responded satisfactorily, and we are hopeful that the FDA will grant clearance of this exciting product soon. Pending its clearance, we plan to launch The White IRIS-Registered Trademark- later this year.

     We obtained all rights to The White IRIS-Registered Trademark- by our acquisition of LDA Systems, Inc. (LDA) in June of 1995 for approximately 498,000 shares of IRIS common stock. LDA was formed in 1992 to enter into a joint program with IRIS to complete development of The White IRIS-Registered Trademark- leukocyte differential analyzer -- an instrument that we initially developed during the course of two earlier Small Business Innovation Research grants from one of the National Institutes of Health. This program also generated six U.S. Patents and a number of other patent applications. Thus, when these patents are included with others for the unique cytoprobe licensed from Cytocolor, we have amassed a sizable multi-patent foundation for the protection of our proprietary interests in this new area of opportunity for your company.

     We are a technology-rich company. IRIS ownership of U.S. patents now totals 33, of which 16 were obtained from the several acquisitions we made since our last report. In addition, we hold exclusive licenses to four U.S. patents owned by Cytocolor dealing with the metachromatic cytoprobe used in The White IRIS-Registered Trademark-. Two of our earlier patents are the subject of litigation with Intelligent Medical Imaging, Inc. (IMI), an action described in more detail in our accompanying annual report on Form 10-K. IRIS is vigorously asserting its claims against IMI.

     One of our strategic goals is to expand the sale of consumables among our installed base of customers. Our distribution of CHEMSTRIP/IRIStrips-TM-, obtained and sold by us through an exclusive arrangement with Boehringer Mannheim, is a significant step in this direction. In little more than one year, more than half of our existing customers have upgraded their workstations with new CHEMSTRIP readers and are now purchasing CHEMSTRIP/IRIStrips-TM- from us. The ruggedness and reliability of this new reader, designed especially for our urinalysis workstations, has also solved the most frequent failure problem we were experiencing among our many users of systems equipped with the old reader.

     Now that we have solidified our leadership in automated urinalysis among leading hospitals nationwide, we have a new and exciting strategic goal. We want to enlarge our urinalysis franchise to reach all laboratories in the marketplace, even those outside of the current IRIS installed base, with cost-effective, quality-improving products. Our purchase of the Biovation specific gravity instrument, its controls and other consumables and their manufacture and distribution was the first step in this expansion. These products have generated significant sales and profits for us since their acquisition in March of 1995 for $850,000 in cash.

     More recently, in February of 1996, we acquired StatSpin Technologies, a privately-owned manufacturer of small centrifuges and disposable devices used in urinalysis, body fluid analysis, hematology and a variety of other specific clinical laboratory applications. StatSpin fits well with our strategic plans to bring cost-effective, quality-improving urinalysis products to laboratories of all sizes. StatSpin distributes its products through the Curtin Matheson Scientific Division of Fisher Scientific and a number of leading distributors to the physician's office and veterinary laboratories markets. These distribution channels are important in our plans to bring urinalysis products to the entire laboratory market. Dr. Thomas F. Kelley, StatSpin founder and former chief executive, will be the General Manager of this Norwood, MA-based operation and also has been named an IRIS Vice President and member of our Board of Directors. The acquisition, which qualified as a pooling-of-interests, involved the issuance of approximately 340,000 shares of IRIS common stock and the assumption of options and warrants to purchase another 126,000 shares of IRIS common stock. StatSpin had sales of $3.1 million and earnings of $0.25 million during calendar 1995.

     And lastly, we acquired the Cen-Slide-Registered Trademark- and FlowStar-Registered Trademark- disposable urinalysis devices, products which increase productivity, bring standardization and decrease biohazard exposure for routine urinalysis in the non-automated laboratory setting, from UroHealth Systems, Inc., in March of 1996, for $850,000 in cash and assumed liabilities. These products generated UroHealth sales of approximately $550,000 during 1995. We plan to market them through our newly acquired StatSpin subsidiary using their established distribution channels. This is yet another step in the expansion of our market franchise.

     In November of 1995, Poly U/A Systems, Inc. (PSI) completed a $2.6 million private offering to accredited investors of units comprised of PSI common stock and IRIS warrants. Each unit consisted of 2,000 shares of callable PSI common stock and 4,000 warrants, each warrant exercisable beginning September 29, 1996 for one share of IRIS common stock at $6.50 per share. The initial offering of 120 units at $20,000 per unit was oversubscribed as 128 units were actually sold. Pursuing new product development this way, as we did with LDA, has enabled us to carry out significant research and development with minimal risk to IRIS and without interrupting the trend in our quarter-to-quarter earnings growth.

     The funds raised by PSI will be used to pursue development of several new products to further enhance the automation of urinalysis. These products are expected to have dual potential as both stand-alone products and enhancements to our flagship line of IRIS urinalysis workstations. IRIS and PSI are targeting 1997 for release of the first product from this program.

     On January 1, 1996 we strengthened the operational side of our business with the appointment of Jeffrey S. Williams as IRIS Executive Vice President and Chief Operating Officer. Jeff joins us after serving as Vice President for Global Urinalysis with Boehringer Mannheim. His biographical sketch appears in the proxy statement. He brings extensive worldwide urinalysis business experience that, obviously, is both pertinent and timely to our goals. Jeff and I were the principal architects of our strategic alliance with Boehringer Mannheim and have worked closely together on opposite sides of the table for several years. I am delighted to have him aboard in this newly created role, one which now allows me more time to pursue many more longer-term strategic initiatives we have identified. Some of the activities described in this letter illustrate the direction these efforts are taking us.

     This year's Proxy Statement contains only three proposals. The first proposal is for the re-election of Dr. Thomas F. Kelley and me for three-year terms. Dr. Kelley was appointed to the Board of Directors in March of 1996 following the StatSpin acquisition. As his biographical sketch in our proxy statement shows, he brings useful and pertinent experience to our Board. As for me, it has been my pleasure to serve as a director and Chairman of the Board since 1980. The second proposal is for ratification of the reappointment of Coopers & Lybrand L.L.P. as our independent auditors. IRIS has a long-established relationship with this firm. The last proposal is for the approval of an amendment to the 1994 stock option plan. The amendment is to change the formula for the award of options to non-employee Directors. Your management endorses and asks your support of all three proposals. We hope you agree with our recommendations, but even if you do not, please cast your vote. If you are a registered stockholder, complete and return your Proxy Card promptly. If your shares are held in a street name, please instruct your broker on how to cast your vote and urge a prompt response. Your vote is important to us.

          This year, as last year, our Annual Meeting of Stockholders will be held at the Chatsworth Hotel. The hotel is located at 9777 Topanga Canyon Boulevard, Chatsworth, California, approximately one mile north and one mile west of the IRIS facilities. The meeting is on Thursday, June 20, 1996, and will begin at 4:00 p.m. local time. Our four directors and IRIS management welcome your presence and participation at the meeting and are looking forward to seeing you there.



                                        Sincerely,

                                        /s/ Fred H. Deindoerfer

                                        FRED H. DEINDOERFER
                                        Chairman of the Board and President


   THE ANNUAL MEETING IS ON JUNE 20, 1996.  PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 20, 1996


To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

     The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. ("IRIS") will be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California, on June 20, 1996 at 4:00 p.m. local time for the following purposes:

     1. To elect two Class 3 Directors to hold office until the 1999 annual meeting or until their successors are elected and qualified.

     2. To ratify the appointment of the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of IRIS for the present year.

     3. To act upon a proposal to amend the formula for stock option awards to non-employee directors under the 1994 Stock Option Plan by (i) increasing the size of the stock options awarded annually to continuing and reelected non-employee directors from 4,000 shares of IRIS Common Stock to 5,000 shares of IRIS Common Stock (10,000 shares of IRIS Common Stock in 1996) and
(ii) increasing the limit on the aggregate number of shares of IRIS Common Stock for which an individual non-employee director may hold outstanding and unexercised stock options from 20,000 shares of IRIS Common Stock to 25,000 shares of IRIS Common Stock.

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 26, 1996 as the record date for determination of stockholders entitled to notice of, and to vote at, said meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy. My annual message to IRIS Stockholders and the Company's official proxy statement are attached to this notice.



                                   /s/ Fred H. Deindoerfer

                                   FRED H. DEINDOERFER
                                   Chairman of the Board and President


April 29, 1996


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP IRIS AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.



   THE ANNUAL MEETING IS ON JUNE 20, 1996.  PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 20, 1996

                      GENERAL INFORMATION AND VOTING RIGHTS

  This proxy statement (the "Proxy Statement") and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS" or the "Company"), for use at the Annual Meeting of IRIS Stockholders (the "Annual Meeting") to be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California on Thursday, June 20, 1996 at 4:00 p.m. local time and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the IRIS Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1995. However, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies. IRIS anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about May 1, 1996.

  A proxy may be revoked by filing with the Secretary of IRIS a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominees as the Class 3 Directors and FOR Proposals 2 and 3. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

  The cost of this solicitation of proxies will be borne by IRIS. Directors, officers and regular employees of IRIS may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. IRIS may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

  Only stockholders of record at the close of business on April 26, 1996, will be entitled to vote at the Annual Meeting. On that date, there were 6,306,661 shares of Common Stock outstanding. Each stockholder of record is entitled to one vote on all matters to come before the meeting for each share of Common Stock held.

                        DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of IRIS are as follows:

     Name               Age   Position
- --------------------------------------------------------------------------------

 Fred H. Deindoerfer     66   Chairman of the Board of Directors, President,
                              Chief Executive Officer, and Chief Financial
                              Officer
 John A. O'Malley        62   Director
 Steven M. Besbeck       48   Director
 Thomas F. Kelley        63   Director, Vice President, and General Manager of
                              StatSpin

 Jeffrey S. Williams     30   Executive Vice President and Chief Operating
                              Officer
 Achille M. Bigliardi    53   Vice President, Sales and Service
 Alan E. Koontz          43   Vice President, Marketing and New Business
                              Development
 Jimmie R. Kyle          45   Vice President, Manufacturing and Product
                              Reliability
 Harvey L. Kasdan        55   Vice President, Research and Development
 E. Eduardo Benmaor      47   Secretary, Controller, and Principal Accounting
                              Officer

  The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of IRIS.

  Dr. Fred H. Deindoerfer, an IRIS founder, was elected a director of IRIS in 1980, became Chairman of the Board of Directors, President and Chief Executive Officer later that year, and has served continuously in these capacities since then. In addition, he was appointed Chief Financial Officer in 1991. Prior to his employment with IRIS, Dr. Deindoerfer served as Executive Vice President of International Diagnostic Technology, a California corporation he co-founded, and which was acquired by Boehringer Ingelheim, a German-based multinational health care conglomerate, and as an international group Vice President of American Hospital Supply Corporation and earlier as Vice President of this corporation's McGaw Laboratories Division. He holds a B.S. from the University of Illinois, an M.S. from Columbia University and a Ph.D. from the University of Pennsylvania, all in Chemical Engineering. Dr. Deindoerfer also is President of Poly U/A Systems, Inc.

  Dr. John A. O'Malley has served as a director of IRIS since 1988. He is president of Second Opinion, a consulting firm serving the health care diagnostic and biotechnology industry and a member of the Office of the President of Litmus Concepts, Inc., a developer of point-of-care diagnostic tests for the women's health care market. Previously he was the worldwide director of chemical manufacturing operations for the Milligen/Biosearch Division of Millipore Corporation, a manufacturer of DNA and peptide sequencers sold to the biotechnology market. Millipore Corporation acquired this division from New Brunswick Scientific where Dr. O'Malley had been Vice President and General Manager of this division. Previously, he was President of Primary Diagnostic Systems, a company he co-founded to develop a test kit for the early diagnosis of breast cancer, and before then President of Smith Kline Instruments, a manufacturer of medical diagnostic reagents for instruments commonly used in the clinical laboratories of hospitals. Dr. O'Malley received his B.S. degree in Chemistry from Rutgers, the State University of N.J. and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania. He also serves as Chairman of the Board of Directors, Executive Vice President and General Manager of Poly U/A Systems, Inc.

  Steven M. Besbeck has served as a director of IRIS since October of 1990. He is President of Creative Computer Applications, Inc. (CCA), a position he has held since 1983, as well as one of its directors since 1980. CCA designs, develops, services and markets laboratory information systems for clinical laboratories. Prior to his involvement with CCA, Mr. Besbeck was a director, the President and Chief Executive Officer of American Cytogenetics, Inc., a specialty clinical laboratory, at various times over an eight-year period.
Mr. Besbeck holds a B.S. in finance from California State University, Long
Beach.

  Dr. Thomas F. Kelley was appointed as a director of IRIS in March of 1996. He is an IRIS Vice President and General Manager of its recently acquired StatSpin Technologies (StatSpin) subsidiary. From 1982 to the time of its acquisition by IRIS, he was President and Chairman of the Board of StatSpin. Prior to his founding of StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., lastly as its Director of Market Development and for the previous six years as its Director of Applied Research, in addition to other earlier management roles. He has been widely heard as an invited speaker at national and international conferences on biotechnology and clinical laboratory instrumentation. Dr. Kelley received his A.B. and M.A. degrees in Biology from Boston University in 1954 and 1955 and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, MA-based OEM and private-label manufacturer of reagents, controls and calibrators.

  Jeffrey S. Williams joined IRIS as Executive Vice President and Chief Operating Officer in January of 1996. He was Vice President of Global Urinalysis for Boehringer Mannheim GmbH, based in Mannheim, Germany. Prior to his global role at Boehringer Mannheim's world headquarters, he was Director of North American Urinalysis at its Indianapolis-based U.S. affiliate. He also held earlier marketing and sales roles with the University of Michigan and Organon Pharmaceuticals. Mr. Williams holds an M.B.A. from the University of Michigan in Marketing and Corporate Strategy, and received his B.S. in Biology from Alma College.

  Achille M. Bigliardi joined IRIS in 1991 as Western Regional Sales Manager and was promoted to Director of Sales in 1993 and to Vice President, Sales and Service in 1994. From 1982 until joining IRIS, Mr. Bigliardi served as Executive Vice President, General Manager of Sclavo Inc., a European-based multinational medical diagnostics company, and President and co-founder of Aktis Corporation prior to its acquisition by Sclavo. Previously, Mr. Bigliardi served as Vice President and Director of Marketing of SSI, Inc., a clinical laboratory instrumentation company, and before then served as Director of Sales of International Diagnostic Technology, an immunodiagnostics company. Mr. Bigliardi earned his B.S. and M.S. degrees in Electrical Engineering from the University of Michigan.

  Dr. Alan E. Koontz joined IRIS in 1994 as Vice President, Marketing and Business Development. He previously was Vice President, Marketing and Sales, of Axxiom Chromatography, Inc., a manufacturer of analytical laboratory software products. Dr. Koontz also directed urinalysis and clinical chemistry marketing at Behring Diagnostics. He holds a B.S. in Chemistry from Stanford University and a Ph.D. in Biochemistry from the University of California.

  Jimmie R. Kyle joined IRIS in 1983 in a service capacity and was promoted to Vice President of Manufacturing and Product Reliability in June 1994. Prior to 1994, Mr. Kyle served IRIS in various capacities, including National Service Manager, Director of Quality and Director of Manufacturing. After graduating from the University of Arkansas in 1974, Mr. Kyle served as a Biomedical Engineer with the Veterans Administration until joining IRIS.

  Dr. Harvey L. Kasdan joined IRIS in 1982 as Manager of Systems Engineering and was promoted to Vice President of Research and Development in 1987. He has also served as Director of Product Development, Director of the IRIS DNA Systems Project, and Director of Research and Development. Prior to joining IRIS, Dr. Kasdan served as Vice President at Recognition Systems, Inc., from 1971 to 1982. From 1967 to 1971, Dr. Kasdan served as a Senior Engineering Specialist with Litton Industries. Dr. Kasdan earned his B.S. and an M.S. in Electrical Engineering from MIT and his Ph.D in Engineering from UCLA.

  E. Eduardo Benmaor joined IRIS in 1988 as Director of Accounting and became Secretary, Controller and Principal Accounting Officer in 1991. Prior to joining IRIS, Mr. Benmaor served for several years in various accounting and management positions, including Assistant Regional Controller for the In-Flite Division of the Marriott Corporation. He is a graduate of California State University at Northridge, holding a B.S. in Accounting. Mr. Benmaor also is Vice President, Secretary and Treasurer of Poly U/A Systems, Inc.

  Under Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and shareholders beneficially owning more than 10% of IRIS common stock ("Ten Percent Shareholders") are required to file reports, and changes in ownership of IRIS common stock with the Securities and Exchange Commission and IRIS. Based solely on a review of reports it received, IRIS believes that all such persons complied with all applicable filing requirements under Section 16(a) during the year ended December 31, 1995, except (i) Mr. Benmaor who reported late one transaction involving 2,000 shares of IRIS Common Stock, (ii) Mr. Besbeck who reported late one transaction involving 15,000 shares of IRIS Common Stock, and (iii) Corange International Limited which filed late its Form 3 and Form 4 in connection with its becoming a Ten Percent Shareholder.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 31, 1996, information as to the beneficial ownership of the IRIS Common Stock by (i) each director, (ii) the Chief Executive Officer, (iii) each Named Officer (as hereinafter defined), (iv) all directors and executive officers as a group, and (v) each person known by IRIS to beneficially own more than 5% of the outstanding IRIS Common Stock:


                                       Number of Shares of Common      Percent Outstanding
Name of Beneficial Owner       Stock Beneficially Owned (1)(2)(3)             Common Stock
- ------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                                       410,687                      6.4
John A. O'Malley                                           31,518                      (4)
Steven M. Besbeck                                          16,228                      (4)
Thomas F. Kelley                                          106,601                      1.7
Achille M. Bigliardi                                       53,067                      (4)
Harvey L. Kasdan                                          100,943                      1.6

Corange International Limited                             719,571                     11.0
TOA Medical Electronics, Inc.                             331,852                      5.3

All officers and directors as a group (10 persons)        705,541                     10.7


- -------------------
(1) Includes options and warrants exercisable on or within 60 days of March 31, 1996 as follows: Dr. Deindoerfer, 84,667 shares; Dr. Kasdan, 54,400 shares; Mr. Bigliardi, 33,467 shares; Mr. Kyle, 22,017 shares; Mr. Benmaor, 21,999 shares; Dr. Koontz, 21,667 shares; Dr. O'Malley, 17,000 shares; Mr. Besbeck, 14,000 shares; and Dr. Kelley, 5,045 shares.
(2) Includes shares owned by family members or trusts to which the following individuals disclaim beneficial ownership: Dr. Deindoerfer, 51,340 shares.
(3)  Includes warrants to purchase 250,000 shares of IRIS Common Stock.
(4)  Less than 1%.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual and long-term compensation of the Chief Executive Officer of IRIS and the four other most highly compensated individuals serving as executive officers at December 31, 1995 whose total annual salary and bonus exceeded $100,000 during 1995 (the "Named Officers").

                                                                                       Long-Term
                                                              Annual Compensation   Compensation
                                             ------------------------------------   ------------
                                                                     Other Annual                     All Other
                                                                     Compensation         Option   Compensation
Name and Principal Position  Year(1)         Salary($)    Bonus($)         ($)(2)     Awards (#)        ($) (3)
- ---------------------------------------------------------------------------------------------------------------
Fred  H. Deindoerfer            1995           157,000      86,350         22,473         50,000          1,500
   President, Chief Executive   1994           150,000      78,700         21,600         40,000          1,500
   Officer, Chief Financial     1993           144,000      53,818         21,600         24,000            625
   Officer and Chairman of
   the Board of Directors

Achille M. Bigliardi            1995            96,000      35,575         23,190         12,000             --
   Vice President, Sales and    1994            90,000      19,006          5,900         13,400             --
   Service

Harvey L. Kasdan                1995            92,000      28,085         16,111              0             --
   Vice President, Research     1994            88,000      15,424         13,198         20,000             --
   and Development              1993            85,000      19,534         12,750          8,000             --

Alan E. Koontz                  1995            90,000      19,752             --         20,000             --
   Vice President, Marketing    1994            85,000      13,226             --         20,000             --
   and New Business
   Development


- -------------------
(1) Years represent fiscal years. Information is provided only for those fiscal years in which the individual served as an executive officer.
(2) Represents the dollar value of the difference between the price paid for IRIS Common Stock purchased under the IRIS Key Employee Stock Purchase Program and the fair market value of such shares on the date of purchase. Excludes perquisites and other personal benefits, securities or property, which did not in any year exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Officer for such year.
(3) Represents premiums paid by the Company for term life insurance for the benefit of the named executives in excess of amounts available under the Company's group plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth grants of stock options during the fiscal year ended December 31, 1995 to the Named Officers. No stock appreciation rights were granted during such fiscal year.


                                                                Individual Grant
- --------------------------------------------------------------------------------
                                      Percentage of                                     Potential Realizable Value at Assumed
                                      Total Options                                    Annual Percentage Rates of Stock Price
                                         Granted to   Exercise or                         Appreciation Per Option Term ($)(3)
                             Options   Employees in    Base Price   Expiration     ------------------------------------------
Name                  Granted (#)(1)    Fiscal Year     ($/Sh)(2)         Date
                                                                                      0                   5            10
- -----------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer           50,000           23.8          6.06     12/16/05     $53,250            $277,000       $621,000

Achille M. Bigliardi           2,000            0.9          4.25     01/29/05       5,750              15,100         29,100
                              10,000            4.8          6.22     10/15/05      10,300              55,800        125,800

Alan E. Koontz                20,000            9.5          4.25     01/29/05      60,000             151,000        291,000


- -------------------
(1) These options are exercisable in cumulative one-third installments commencing one year from date of grant, with full vesting occurring on the third anniversary date.
(2)  All options were granted at 85% of market value at the date of grant.
(3) The potential realizable value of the options granted in 1995 to each of these executive officers was calculated by multiplying those options by the difference of (a) the assumed market price of IRIS Common Stock on the tenth anniversary of the option grant date if the market price of IRIS Common Stock were to increase 0%, 5% or 10% in each year of the option's 10-year term less (b) the option exercise price. The 0%, 5% and 10% appreciation rates are mandated by the Securities and Exchange Commission and no representation is made that the IRIS Common Stock will appreciate at these assumed rates or at all.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth information with respect to the exercise of stock options during the fiscal year ended December 31, 1995 and the final year-end value of unexercised options. None of the Named Officers exercised stock appreciation rights during the fiscal year ended December 31, 1995 or held any such rights at the end of such fiscal year.


                                                                   Number of Unexercised          Value of Unexercised
                                                                       Options at Fiscal          In-the-Money Options
                                                                            Year-End (#)     at Fiscal Year-End ($)(1)
                             Shares Acquired           Value
     Name                    on Exercise (#)    Realized ($)   Exercisable/Unexercisable     Exercisable/Unexercisable
- ----------------------------------------------------------------------------------------------------------------------
     Fred H. Deindoerfer                   0               0             84,667 / 69,333             255,335 / 383,665

     Achille M. Bigliardi                  0               0             33,467 / 31,533             130,661 / 122,023

     Harvey L. Kasdan                      0               0             29,733 / 45,267              95,805 / 126,533

     Alan E. Koontz                        0               0             21,667 / 23,333              84,135 / 103,415


- -------------------
(1) Represents the difference between the closing price of the IRIS Common Stock on December 31, 1995 and the exercise price of the options.

STOCK OPTION PLANS

  As of December 31, 1995, IRIS had two stock option plans -- the 1986 Plan and the 1994 Plan -- under which IRIS may grant non-qualified stock options, incentive stock options and stock appreciation rights. Options remained outstanding under the 1980, 1982 and 1983 Plans, although pursuant to their terms no new options may be granted thereunder. The Plans are each administered by the Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors (the "Committee"). The Committee determines who may participate in the Plans and the number, kind, exercise price and terms of each option to be granted to each participant. Employees and other persons eligible to participate in the Plans are those who, in the opinion of the Committee, have contributed or may contribute substantially to the progress of IRIS. There is no maximum number of stock options that may be granted to any one person under the Plans, except that no employee may hold incentive stock options which may become exercisable for the first time in any one calendar year covering in the aggregate shares with a fair market value in excess of $100,000. If any option granted under any Plan expires or terminates without having been exercised in full, the unpurchased shares subject to that option will again be available for options to be granted under such Plan.

  Non-employee directors are eligible for grants of options in accordance with the following formula. Non-employee directors who are elected to the Board of Directors for the first time will each receive on the date of their election, an option to purchase 8,000 shares of Common Stock. Each non-employee director will receive an option to purchase an additional 4,000 shares of Common Stock on the date of each annual meeting of the IRIS stockholders if his term has not expired or he is re-elected at such annual meeting; provided, however, that the aggregate number of shares of Common Stock subject to outstanding and unexercised options under all of the IRIS stock option plans may not exceed 20,000 in the case of any individual non-employee director. A non-employee director who has reached such limit may continue to receive options under the this formula by exercising or voluntarily surrendering the appropriate number of previously granted and outstanding options. Options granted to non-employee directors vest 1/2 each year commencing with the first anniversary of the date of grant. The exercise price of options granted to non-employee directors is the fair market value of the Common Stock on the date of grant. The term of each option granted to a non-employee director is ten years from the date of grant. If Propoposal 2 is approved, the formula for awards to non-employee directors will be amended by (i) increasing the size of the stock options awarded annually to reelected and continuing non-employee directors from 4,000 shares of IRIS Common Stock to 5,000 shares of IRIS Common Stock (10,000 shares of IRIS Common Stock in 1996) and (ii) increasing the limit on the aggregate number of shares of IRIS Common Stock for which an individual non-employee director may hold outstanding and unexercised stock options from 20,000 shares of IRIS Common Stock to 25,000 shares of IRIS Common Stock.

  The exercise price of all other options granted pursuant to the Plans is determined by the Committee, but the exercise price of an incentive stock option may not be less than the fair market value of the shares on the date the options are granted. Payment for the shares upon exercise of the options may be made solely in cash or, if the Committee permits, IRIS Common Stock already owned by the optionee, which stock will be valued at its fair market value as of the close of the business day immediately preceding the date of exercise.

  The Committee determines the term of each option, but no option may have a term of more than ten years. In the case of an employee owning over 10 percent of the voting stock of the Company, the term of an incentive stock option cannot exceed five years. Each option will be exercisable in such installments as the Committee may determine. The options, and the shares issued pursuant thereto, will be subject to such other restrictions as the Committee may determine.

              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors, is responsible for making recommendations to the Board regarding the annual salaries and other compensation of the officers of the Company, providing assistance and recommendations with respect to the compensation policies and practices of the Company and administering the Company's stock option plans. During 1995, the Company's Compensation Committee consisted of Mr. Steven M. Besbeck and Dr. John
A. O'Malley, Chairman, who are non-employee directors.

COMPENSATION PHILOSOPHY

  In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Compensation Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executive's experience and expertise and, where relevant, are competitive with median salaries paid to executives in the Company's main industry. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the resultant compensation for above average performance will exceed the average compensation level of comparable companies. In addition, to align its executives compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Key Employee Stock Purchase Plan.

  In addition to the specific factors described below, in setting 1995 compensation levels the Committee considered how the total annual compensation levels of the Company's executive officers (including the value and amount of options held by such officers) compared to the compensation levels of executive officers at other publicy-traded companies. Specifically, the Committee Chairman made recommendations to the Committee based on a review of compensation levels of executive officers from a variety of sources, including various proxy statements, publications such as "The 1995 Report on Executive Compensation" by Top Five Data Services, and compensation surveys reported in business journals such as the "Medical Device & Diagnostic Industry Magazine." This review was shared and discussed with the full Committee. The Committee believes that the salary of the Company's executive officers do not exceed what the Committee believes to be the median of comparable executives of such other companies.

COMPENSATION ELEMENTS

  The compensation package of the Company's executive officers consists of base annual salary, performance-based bonuses and stock options. Furthermore, the executive officers are eligible to participate in certain of the Company's employee benefit plans.

  BASE SALARIES. Base salaries are targeted at average competitive levels of comparable companies, with actual base salaries determined based on an assessment of individual performance and contributions.

  MANAGEMENT INCENTIVE BONUS PLAN (MIBP). The MIBP has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company and certain other key employees, as determined by the Compensation Committee, participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's Base Salary, the resultant compensation for above average performance will exceed the average compensation level of comparable companies. No awards are made to MIBP participants unless the Company achieves a significant improvement in operating income.

  STOCK OPTION PLANS. The stock option plans offered by the Company have been established to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long term performance of the Company. Periodic grants of stock options are generally made to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options granted under the various stock option plans generally have a three-year vesting schedule and generally expire ten years from the date of grant. The exercise price of options granted under the stock option plans are generally granted at 85% of fair market value of the underlying stock on the date of grant.

  Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a procedure established by the Compensation Committee based upon several factors including the salary, the performance of each participant, and the approximate market price of the stock at the time of grant. The size of the grants, as developed under the procedure, are targeted to be at competitive levels.

  EMPLOYEE STOCK PURCHASE PROGRAM. IRIS maintains a Key Employee Stock Purchase Plan designed to allow IRIS employees who qualify as sophisticated purchasers to buy its shares at 50% of the then current market price, provided that the employee agrees to hold the shares purchased for a minimum of 2 years. Payment may be made at the option of the employee either by payroll deduction or by lump sum payment, but in no event may it exceed more than 15% of the employee's salary during any year. IRIS has the right to repurchase stock sold under the Plan at the price per share purchased if the employee voluntarily terminates his/her employment (other than by death), or is terminated for cause, during the 2-year holding period. However, in the event that IRIS is sold or liquidated or there is a change in control, the option to repurchase stock from the employees and the 2-year holding period requirement automatically terminate.

COMPENSATION OF PRESIDENT/CEO

  The Compensation Committee believes it is the best interest of the Company that the bonus plan for the President/CEO be independent of the MIBP for other executive officers. In 1994, the Compensation Committee established a President/CEO bonus plan based on 1) the achievement of preset goals for improving operating income, 2) the achievement of preset goals for improving annually the market value of the Company, and 3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value) as defined by the Board of Directors.

  A percentage of the President/CEO salary is determined based on operating income. Then, a factor EQUAL to the ratio of the previous year's stock value to the bonus year's stock value MINUS the ratio of the previous year's healthcare segment stock value to the bonus year's healthcare setment stock value, as calculated from the average of the last ten days of each year as reported in the Advest Healthcare Review is applied to the percentage determined by operating income improvement. This percentage times the President/CEO's salary will be the portion of the bonus attributable to stock performance. This percentage may be positive or negative. Finally for each significant event judged to be extraordinary by the Compensation Committee, the cumulative percentage from operating income and stock performance improvements shall be multiplied by a factor determined by the Compensation Committee.

  Dr. Deindoerfer's Base Salary, MIBP payout and grants of stock options for 1995 were determined in accordance with the criteria described above. Dr. Deindoerfer's Base Salary of $157,000 reflects the Board's assessment of his very favorable performance. The actual MIBP award for Dr. Deindoerfer for 1995 was $86,350 or 55% of Base Salary. Payments made to Dr. Deindoerfer as a participant in the MIBP for this period reflect both the Company's level of achievement of the operating performance goals and Dr. Deindoerfer's level of achievement of his individual performance objectives, which included the increase in market value of the Company and obtainment of full funding for Poly U/A Systems. The periodic stock option grant to Dr. Deindoerfer in December, 1995 of options to purchase 50,000 shares of Common Stock of the Company at 85% of fair market value on the date of grant, or $6.06 per share, also reflects the Board's assessment of the substantial contributions made by Dr. Deindoerfer to the growth and performance of the Company during the year.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

  The Compensation Committee annually establishes and administers goals for the MIBP based primarily on the achievement of preset goals for improving operating income and secondarily on the achievement of certain other predefiined accomplishments consistent with important strategic goals the Board of Directors may, from time to time, deem desirable. The Compensation Committee determines the relationship between the bonus pool and 1) the projected operating income based on the Company's profit plan, and 2) the Committee's assessment of the management challenge the profit plan provides relative to the business environment in which it is to be accomplished. The bonus pool amount for distribution in any year is limited to no more than the product of 1) the planned percentage improvement during the year for which the performance bonus is considered, and 2) the actual operating income achieved.

  Three factors are taken into account to determine the individual bonus of executive officers. They include 1) the participant's salary multiplied by his or her level of bonus participation (100% for Executive Officers), the individual participant's estimated contribution relative to overall operating income improvement, and 3) the individual participant's achievement of certain other predefined performance accomplishments that he or she may have been assigned. Distribution is made by the Compensation Committee based primarily upon recommendations from the President/CEO.

  The 1995 base salary, MIBP payout and grants of stock options for executive officers other than the CEO/ President were determined in accordance with the criteria described above. The annual MIBP awards to such executive officers for 1995 reflect the Company's level of achievement of operating performance goals and the executive officer's individual contribution to the improvement in operating income. The Compensation Committee also considered individual contributions unrelated to 1995 earnings but which are likely to contribute in a significant way to the achievement of future strategic objectives. The stock option grants in 1995 to executive officers were made at 85% of fair market value on the date of grant and reflect the Board's assessment of their contributions to the growth and performance of the Company during the year.


                                 COMPENSATION COMMITTEE

                                 Dr. John A. O'Malley (Chairman)
                                 Mr. Steven M. Besbeck


                            COMPENSATION OF DIRECTORS

  Under the IRIS standard compensation arrangement with its directors, each non-employee director receives a $1,000 per month retainer for consulting services provided to IRIS, which includes normal, routine services as a Board member (estimated at one to one-and-one-half days per month). With the prior approval of the President of IRIS, additional consulting time is compensated at the rate of $1,000 per day. During 1995, Dr. O'Malley and Mr. Besbeck, IRIS outside directors, were each paid $12,000 by IRIS for their services. Non-employee directors are also annually awarded stock options for 4,000 shares of IRIS Common Stock. See "Executive Compensation -- Stock Option Plans."

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The IRIS Board of Directors held 9 meetings during 1994. All of the incumbent directors attended all of the meetings of the Board of Directors and Committees of the Board on which they served during 1995.

  During 1995, the IRIS Board of Directors had two committees: an Audit Committee and a Compensation Committee. The IRIS Audit Committee currently consists of Dr. O'Malley and Mr. Besbeck. It held 1 meeting during 1995. The functions of the Audit Committee are to recommend to the Board of Directors selection of independent accountants and to review the scope and results of the year-end audit with Management and the auditors. The IRIS Compensation Committee currently consists of Dr. O'Malley and Mr. Besbeck. It held 6 meetings during 1995. The Compensation Committee makes recommendations concerning compensation plans and salaries of officers and other key personnel, administers the IRIS Stock Option Plans and performs such other duties as may be assigned to it by the Board of Directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. During 1995, Dr. O'Malley and Mr. Besbeck received 6,183 and 1,288 shares of IRIS Common Stock, respectively, in connection with the purchase of their shares of LDA Systems by IRIS, and Dr. O'Malley purchased 1 Unit in the offering by PSI. See "Certain Relationships and Related Transactions."

                  FIVE YEAR STOCK PRICE PERFORMANCE COMPARISON

  The following graph and table compare the cumulative total return on IRIS Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Advanced Medical Devices Index for United States Owned Companies (DJAMD), the Standard & Poor's 500 Index (S&P 500) and the Russell 2000 Index (R2000) for the five years ending December 31, 1995, assuming that the relative value of IRIS Common Stock and each index was $100 on December 31, 1990. Amounts below have been rounded to the nearest dollar.

                                    [GRAPH]


       IRIS and
       Selected
        Indices                      Calendar Year Ending December 31, 1995
       --------------------------------------------------------------------
                     1990      1991      1992      1993      1994      1995
                     ----      ----      ----      ----      ----      ----
           IRIS    $100.0     $96.3    $169.5    $184.7    $258.6    $387.9
          DJAMD       (1)      96.3      82.8      65.0      82.1     134.0
          R2000     100.0     143.6     167.2     195.6     189.4     239.0
        S&P 500     100.0     130.3     140.3     154.3     156.4     215.0

- -------------------
(1)  DJAMD Index did not exist in 1990; 1991 parity used.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STRATEGIC ALLIANCE WITH BOEHRINGER MANNHEIM

  During 1994, IRIS began a strategic alliance with Boehringer Mannheim Corporation ("BMC"), an Indianapolis-based manufacturer of diagnostic products, and Boehringer Mannheim GmbH ("BMG"), BMC's German affiliate and a world leader in clinical chemistry. BMC and BMG are wholly-owned subsidiaries of Corange Limited ("Corange"), which, through its wholly-owned subsidiary Corange International Limited, beneficially owned 719,571 shares of IRIS Common Stock at March 31, 1996. See "Security Ownership of Certain Beneficial Owners and Management." The paragraphs below describe various transactions during 1995 between IRIS and either BMC, BMG or Corange.

  The Yellow IRIS-Registered Trademark- features a CHEMSTRIP-Registered Trademark- urine test strip reader and CHEMSTRIP/IRIStrip-TM- urine test strips, both designed and manufactured by BMC especially for The Yellow IRIS-Registered Trademark-. IRIS is the exclusive distributor of the CHEMSTRIP/IRIStrip-TM-urine test strips which are currently used by more than sixty percent of IRIS customers. As part of this arrangement, BMC has agreed to spend at least $150,000 annually to promote the advantages of using microscopy in combination with urine test strips.

  In July 1995, IRIS nd BMG unveiled a prototype of the new IRIS/BMC 900UDx-TM-Urine Pathology System, a high-capacity, automated urinalysis system for reference laboratories based on the proprietary technology of both companies. The 900UDx-TM- is being jointly developed by IRIS and BMG. The 900UDx-TM- will be manufactured by IRIS in its Chatsworth, California facility and marketed by IRIS in North America and by BMG overseas.

  In June 1995, IRIS purchased all of the shares of LDA Systems, Inc. held by Corange for 220,842 shares of IRIS Common Stock. See "Purchase of LDA Systems" below.

PURCHASE OF LDA SYSTEMS

  IRIS completed the acquisition of LDA Systems, Inc. (LDA) in June 1995 for approximately 498,000 shares of IRIS Common Stock and thereby reacquired all rights to The White IRIS-Registered Trademark- leukocyte differential analyzer. The White IRIS-Registered Trademark- is a major new product which IRIS was developing jointly with LDA. IRIS is currently awaiting FDA clearance to market The White IRIS-Registered Trademark-. In exchange for their shares of LDA common stock, IRIS issued shares of IRIS Common Stock to Corange and certain IRIS directors and officers as follows: Corange, 220,842 shares; Dr. Deindoerfer, 8,708 shares; Dr. O'Malley, 6,183 shares; Dr. Kasdan, 3,091 shares; Mr. Besbeck, 1,288 shares; Mr. Kyle, 772 shares; and Mr. Benmaor, 515 shares.

JOINT DEVELOPMENT PROJECT WITH POLY U/A SYSTEMS

  Pursuant to a Research and Development Agreement with Poly U/A Systems, Inc.
(PSI), PSI is funding all research and development costs related to four potential urinalysis products in excess of a $15,000 per month commitment from IRIS. Dr. Deindoerfer serves as President and Mr. Benmaor serves as Vice President, Secretary and Treasurer of PSI pursuant to an Administrative Services Agreement between IRIS and PSI, but they do not receive any additional compensation for services rendered to PSI. Dr. O'Malley is a director and the Executive Vice President and General Manager of PSI and receives an annual retainer of $5,000 and an annual salary of approximately $17,000 from PSI for his services. PSI raised net proceeds of approximately $2.0 million for this project through an offering of 128 units at a price of $20,000 per unit. Each unit consisted of 2,000 shares of PSI Callable Common Stock and a warrant to purchase 4,000 shares of IRIS Common Stock for $6.50 per share. Certain directors and officers of IRIS purchased units in this offering and, as a result, own shares of PSI Common Stock as follows: Dr. O'Malley, 2,000 shares; Dr. Deindoerfer, 2,000 shares; Dr. Kasdan, 2,000 shares; Mr. Kyle, 500 shares; Mr. Bigliardi, 2,000 shares; and Mr. Benmaor, 500 shares. Each of these individuals owns less than 1% of the total number of outstanding shares of PSI, and collectively they own 3.5% of the total number of outstanding shares of PSI.

AGREEMENT WITH TOA MEDICAL ELECTRONICS

  As part of a 1988 agreement, IRIS granted TOA Medical Electronics Co., Ltd.
(TOA), a Japanese company, the right to market urine sediment analyzers using pre-1989 IRIS technology. In exchange, TOA agreed to pay IRIS royalties on sales of such analyzers and granted IRIS the exclusive right to distribute in North America any urine sediment analyzer made by TOA. In late 1990, TOA introduced a urine sediment analyzer, the UA-1000, and in mid-1993 introduced an improved model, the UA-2000, both into the Japanese market. Despite the fact that the UA-2000 performs only the urine sediment analysis portion of a complete urinalysis, as limited by the agreement, it is currently priced comparably to The Yellow IRIS-Registered Trademark- which is more versatile. TOA paid IRIS royalties of $98,000 under this agreement in 1995.

  More recently, IRIS learned that TOA is showing a new urine sediment analyzer based on TOA's particle counting technology, the UF-100, to selected prospects in the U.S. IRIS subsequently asserted its rights under the 1988 agreement to distribute the UF-100 in North America. TOA disputes the right of IRIS to distribute this product, and IRIS and TOA are currently arbitrating the issue.

           ----------------------------------------------------------


                                   PROPOSAL 1

                        ELECTION OF THE CLASS 3 DIRECTORS

  The Board of Directors is divided equally into three classes -- Class 1, Class 2 and Class 3. The directors in each class hold office for staggered terms of three years each. Last year, Dr. O'Malley, the Class 2 Director, was re-elected to hold office until 1998. On March 17, 1996, the Board of Directors amended
Section 2(a) of Article III of the IRIS Bylaws to increase the authorized number of directors from three to four and appointed Thomas F. Kelley as a Class 3 Director to fill the vacancy created by such increase. As a result, Classes 1 and 2 continue to consist of one director but Class 3 now consists of two directors.

  At the Annual Meeting this year or any adjournments or postponements thereof, two Class 3 Directors will be elected to serve until their successors are duly elected and qualified. The nominees for election as the Class 3 Directors are Fred H. Deindoerfer and Thomas F. Kelley. The Stockholders elected Dr. Deindoerfer as a Class 3 Director at the 1993 annual meeting, and he is presently serving IRIS in that capacity. The Class 3 Directors will serve until the 1999 annual meeting or until their successors are elected and qualified.

  The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Dr. Deindoerfer or Dr. Kelley become unavailable to serve as a Class 3 Director. Management presently has no knowledge that Dr. Deindoerfer or Dr. Kelley will refuse or be unable to serve as Class 3 Directors for their prescribed term.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DR. DEINDOERFER AND DR. KELLEY.

VOTES REQUIRED. Under Delaware law, directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, unless additional persons are nominated, abstentions and broker non-votes will not have an adverse effect on the election of Dr. Deindoerfer or Dr. Kelley as Class 3 Directors.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon a recommendation of its Audit Committee, has reappointed the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1996, subject to ratification of the stockholders at the meeting. Coopers & Lybrand L.L.P. has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of Coopers & Lybrand is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT.

VOTES REQUIRED. The affirmative vote of stockholders holding a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required for ratification of the proposal under Delaware law. For this purpose, abstentions will increase the number of votes in favor of the proposal required for approval and thus will have the effect of a vote against the proposal. However, broker non-votes, like shares not represented at the meeting, will neither be counted in favor of or against the proposal, nor increase or decrease the number of votes required for approval, and thus will have no effect on the outcome of the proposal.

                                   PROPOSAL 3

                  AMENDMENT OF FORMULA FOR STOCK OPTION AWARDS
            TO NON-EMPLOYEE DIRECTORS UNDER THE 1994 STOCK OPTION PLAN

  IRIS believes that, over the years, its stock option plans have made a significant contribution to its ability to attract and retain highly competent individuals on whose judgment, initiative, leadership and continued efforts the growth and profitability of IRIS depend. Consistent with that view, the IRIS 1994 Stock Option Plan (the "1994 Plan") automatically awards non-employee directors (i) a nonqualified option to purchase 8,000 shares of IRIS Common Stock upon their initial election to the Board of Directors and (ii) a nonqualified option to purchase an additional 4,000 shares of IRIS Common Stock on the date of each annual meeting of the IRIS stockholders if his term has not expired or he is re-elected at such annual meeting. The aggregate number of shares of Common Stock subject to outstanding and unexercised options under all of the IRIS stock option plans may not exceed 20,000 in the case of any individual non-employee director. The Company proposes to amend the formula for awards to non-employee directors by (a) increasing the size of the stock options awarded annually to reelected and continuing non-employee directors from 4,000 shares of IRIS Common Stock to 5,000 shares of IRIS Common Stock (10,000 shares of IRIS Common Stock for 1996) and (b) increasing the limit on the aggregate number of shares of IRIS Common Stock for which an individual non-employee director may hold outstanding and unexercised stock options from 20,000 shares of IRIS Common Stock to 25,000 shares of IRIS Common Stock. The Company believes that these increases are necessary to maintain a competitive compensation package for its non-employee directors.

  IRIS has maintained a small, working Board of Directors and subscribes to the belief that a small number of competent directors can be both effective and efficient in the discharge of its duties. However, as IRIS gros, the demands on the time and involvement of its Directors also increases. In order to reward the efforts of its Directors commensurate with their enhanced duties, IRIS believes that the adjustment it is recommending in both justifiable and desirable if it wishes to continue to obtain the unselfish participation of its Directors in all of their responsible matters.

DESCRIPTION OF THE 1994 PLAN

  The following is a brief summary of the material features of the 1994 Plan.

  SHARES SUBJECT TO THE 1994 PLAN. IRIS may issue up to an aggregate of 700,000 shares of Common Stock under the 1994 Plan. The aggregate market value of 700,000 shares of IRIS Common Stock on March 31, 1996 was $4,725,000 based on the closing price of the IRIS Common Stock on such date as reported by the American Stock Exchange. If any option granted under the 1994 Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option will thereafter be available for future grants under the 1994 Plan. The Plan provides for appropriate adjustment of shares available under the 1994 Plan in the event of any change in the number of outstanding shares of Common Stock of IRIS resulting from reorganizations, recapitalizations, reclassifications, stock dividends, stock splits or other similar events.

  TYPES OF AWARDS. IRIS may award two types of options under the 1994 Plan: (i) options intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) nonqualified stock options. In conjunction with any stock option, IRIS may also award stock appreciation rights entitling the option holder to exercise an option by taking any appreciation over the option exercise price in stock or, with the approval of the Compensation Committee, in cash.

  ADMINISTRATION. The 1994 Plan is administered by the Compensation Committee, which is composed of two or more disinterested directors appointed by the Board of Directors. Except for options granted to non-employee directors pursuant to a formula (which is described below under "Grants to Non-employee Directors"), the Compensation Committee has the authority (i) to construe and interpret the 1994 Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the 1994 Plan, (iv) to determine the individuals to whom and the time or times at which options shall be granted, whether such options will be incentive stock options or non-qualified stock options, whether to include stock appreciation rights, the number of shares to be subject to each option, the option price, the number of installments, if any, in which each option may be exercised, and the duration of each option, (v) to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the 1994 Plan, (vi) to amend the terms of any outstanding option, with consent of the option holder, and (vii) to make all other determinations necessary or advisable for the administration of the 1994 Plan.

  ELIGIBILITY AND PARTICIPATION. All key employees, directors, consultants and advisors of IRIS or any of its subsidiaries are eligible for selection to participate in the 1994 Plan. However, non-employee directors are only eligible to participate in the 1994 Plan under the formula described below under "Grants to Non-employee Directors." All full-time employees (which presently total 61 people) and both non-employee directors would currently be eligible to participate under the 1994 Plan. Incentive stock options may only be granted to employees of IRIS or a subsidiary of IRIS.

  An individual who has been granted an option may, if such individual is otherwise eligible, be granted an additional option or options if the Compensation Committee shall so determine, subject to the other provisions of the 1994 Plan.

  DURATION OF OPTIONS. Except for options granted to non-employee directors, each option expires 10 years from the date of grant unless an earlier date is specified by the Compensation Committee, and any incentive stock option granted to an employee who owns more than 10% of the voting stock of IRIS must expire within five years from the date of the grant. Nonqualified stock options granted to non-employee directors may be exercised for a period of ten years after the date of grant.

  DURATION AND AMENDMENT OF THE 1994 PLAN. Unless terminated earlier by the Compensation Committee, no options may be granted more than ten years after March 20, 1994 (the date of adoption by the Board of Directors), and the 1994 Plan automatically terminates after such date at such time as all previously granted options have expired or been fully exercised. Subject to certain restrictions with respect to nonqualified stock options granted to non-employee directors described below, the Compensation Committee may amend or suspend the 1994 Plan at any time; provided that amendments which (i) increase the maximum number of shares available for grant under the 1994 Plan, (ii) change the minimum exercise price or increase the maximum term of an incentive stock option, (iii) permit the granting of options to persons other than key employees, directors, consultants or advisors of IRIS or (iv) materially increase the benefits accruing to participants under the 1994 Plan are subject to stockholder approval.

  EXERCISE PRICE. In the case of incentive stock options, the exercise price must be at least equal to the fair market value of the stock on the date the option is granted. In addition, grants of incentive stock options to employees owning over 10% of the voting stock of IRIS must be at an exercise price of not less than 110% of the fair market value on the date of the grant. The exercise price of nonqualified stock options is determined by the Compensation Committee in its discretion. Upon the exercise of any option, the purchase price must be paid in full either in cash or in IRIS Common Stock valued at market value (unless the Compensation Committee permits exercise with a promissory note or a "cashless exercise"). The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any one employee under the 1994 Plan (or any other incentive stock option plan of IRIS) which may become exercisable for the first time in any one calendar year may not exceed $100,000

  STOCK APPRECIATION RIGHTS. Any stock option may be coupled with a stock appreciation right at the time of the grant of the option, or a stock appreciation right may be granted to any person at any time after granting an option to such person prior to the end of the term of such associated option. A stock appreciation right shall entitle the option holder to surrender to IRIS unexercised the option to which it is related, or any portion thereof, and to receive from IRIS in exchange therefore (a) that number of shares having an aggregate value equal to the excess of the fair market value of the shares subject to the option, or portion thereof which is so surrendered, over the exercise price thereof, or (b) subject to approval by the Compensation Committee, cash equal to the aggregate fair market value of that part or all of the shares IRIS would otherwise be obligated to deliver. However, in no event shall cash be payable to an officer or director of IRIS upon exercise of a stock appreciation right (i) if the stock appreciation right was exercised during the first six months of its term; and, (ii) unless the stock appreciation right was exercised during a period of ten business days beginning with the third business day after the release to the public of a quarterly or annual summary statement of IRIS' sales and earnings. A stock appreciation right shall be exercisable only for such period as the Compensation Committee may determine (which period may expire prior to the expiration date of the option).

  BASIC TERMS. Options granted under the 1994 Plan may only be exercised by the optionee and are non-transferable, except by will or the laws of descent and distribution or, in the case of nonqualified stock options, pursuant to a qualified domestic relations order. Except for nonqualified stock options granted to non-employee directors as described below, options vest 1/3 each year commencing on the first anniversary of the date of the grant unless otherwise specified by the Compensation Committee, but not within six months of the date of grant, except in cases of death or disability of the optionee or dissolution, liquidation, reorganization, merger or consolidation of IRIS. To the extent that an option is not exercised when it becomes exercisable, the option shall continue to be exercisable until the option terminates or expires. No incentive stock option is exercisable for more than three months after termination of the employment of the optionee except that, if such termination is due to death or disability of the employee, then it is exercisable for no more than one year after such employee's death or disability. Except for options granted to the non-employee directors, nonqualified stock options terminate in accordance with the terms of the relevant stock option agreement, as determined by the Compensation Committee, or, if not so specified in the option agreement, it will have the same effect as specified above for an incentive stock option.

  GRANTS TO NON-EMPLOYEE DIRECTORS. Non-employee directors are eligible for grants of options under the 1994 Plan only in accordance with the following formula. Non-employee directors who are elected to the Board of Directors for the first time will each receive on the date of their election, an option to purchase 8,000 shares of Common Stock. Each non-employee director will receive an option to purchase an additional 4,000 shares of Common Stock on the date of each annual meeting of the IRIS stockholders if his term has not expired or he is re-elected at such annual meeting; provided, however, that the aggregate number of shares of Common Stock subject to outstanding and unexercised options under all of the IRIS stock option plans may not exceed 20,000 in the case of any individual non-employee director. A non-employee director who has reached such limit may continue to receive options under the this formula by exercising or voluntarily surrendering the appropriate number of previously granted and outstanding options. Options granted to non-employee directors vest 1/2 each year commencing with the first anniversary of the date of grant. The price of each option granted to a non-employee director shall be equal to the fair market value of the Common Stock on the date of grant. The term of each option granted to a non-employee director shall be ten years from the date of grant. Pursuant to Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, the provisions of the 1994 Plan with respect to the preceding formula may not be amended more than once every six months, other than to comport with changes under the Code or ERISA, or the rules thereunder. The subject amendment is the first change with respect to the preceding formula that has been proposed.

  FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current federal income tax law, the grant of a nonqualified stock option has no tax effect on IRIS or the optionee to whom it is granted. If the shares received on exercise of an option are not subject to restrictions on transfer or risk of forfeiture imposed by the Compensation Committee, the exercise of a nonqualified stock option will result in ordinary income to the optionee equal to the excess of the fair market value of the shares at the time of exercise over the option price. The amount taxed to the optionee as ordinary income is treated as earned income. The optionee's tax basis in the shares will be equal to the aggregate exercise price paid by the optionee plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the optionee will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the optionee upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

  FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. The federal income tax consequences associated with incentive stock options are generally more favorable to the optionee and less favorable to the employer than those associated with stock options which are not incentive stock options. Under current federal income tax law, the grant of an incentive stock option does not result in income to the optionee or in a deduction for IRIS at the time of the grant. The exercise of an incentive stock option will not result in income for the optionee if the optionee (a) does not dispose of the shares within two years after the date of grant nor within one year after exercise, and (b) is an employee of IRIS or any of its subsidiaries from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the optionee as long-term capital gain and IRIS will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the optionee disposes of the shares prior to the expiration of either of the holding periods described above, the optionee would have compensation taxable as ordinary income, and IRIS would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. If the price realized in any such premature sale of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain depending on the optionee's holding period for the shares.

  FEDERAL INCOME TAX CONSEQUENCES OF STOCK APPRECIATION RIGHTS. No tax will occur by reason of the grant of a stock appreciation right. However, any cash and the fair market value of any shares received constitute taxable income to the recipient upon the date of exercise except to the extent the shares received are restricted as to transfer and subject to certain risks of forfeiture and no effective election is made to be taxed at that time. If such transfer restrictions and forfeiture risks exist and no effective election is made, the recipient will recognize ordinary income equal to the fair market value of the shares when the transfer restrictions or forfeiture risks lapse. IRIS will generally be allowed an equal deduction at the time the recipient recognizes incomes. Any subsequent disposition of the shares received will generate capital gain or loss if the sale price is different from the amount of taxable income recognized with respect to such shares as described above.

PROPOSED AMENDMENT

  If this proposal is approved, the second paragraph of Section 5 of the 1994 Plan would be amended to read in its entirety as follows:

         During the term of the Plan, a Non-Employee Director shall be granted a nonqualified stock option to purchase 5,000 shares of Common Stock, subject to adjustment pursuant to Section 16, on the date of each annual meeting of the Company's stockholders (10,000 shares of Common Stock in the case of the 1996 Annual Meeting) if his term has not expired or he is re-elected at such annual meeting; PROVIDED, HOWEVER, that the aggregate number of shares of IRIS Common Stock subject to outstanding and unexercised options under all of the IRIS stock option plans shall not exceed 25,000 with respect to any individual non-employee director. A non-employee director may comply with such limit and continue to receive options under this Section 5 by voluntarily surrendering previously granted and unexercised options.

PLAN BENEFITS

  Pursuant to the formula awards for non-employee directors under the 1994 Plan, each of Messrs. O'Malley and Besbeck are granted nonqualified stock options to purchase 4,000 shares of Common Stock on the date of each annual meeting of the IRIS stockholders unless their terms have expired and they are not re-elected. Subject to approval of the proposed amendment, this year's grant would be increased to 10,000 shares and, thereafter, would be increased to 5,000 shares annually.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1994 PLAN.

VOTES REQUIRED. The affirmative vote of stockholders holding a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required under Delaware law and the terms of the 1994 Plan and for the 1994 Plan to qualify for the Rule 16b-3 exemption promulgated under Section 16(b) of the 1934 Act, relating to the disgorgement of short-swing profits realized by officers, directors or beneficial owners of 10% of the Common Stock of IRIS. For this purpose, abstentions will increase the number of votes in favor of the proposal required for approval and thus will have the effect of a vote against the proposal. However, broker non-votes, like shares not represented at the meeting, will neither be counted in favor of or against the proposal, nor increase or decrease the number of votes required for approval, and thus will have no effect on the outcome of the proposal.

                                      OTHER

  IRIS does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

               --------------------------------------------------

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING


  If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by IRIS at its principal executive offices prior to February 20, 1997.

                                  ANNUAL REPORT

  In lieu of an Annual Report to Stockholders, IRIS is delivering with this Proxy Statement a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1995. However, it is not intended that the Annual Report on Form 10-K be a part of this Proxy Statement or a solicitation of proxies.

                                      By Order of the Board of Directors



                                      /s/Fred H. Deindoerfer
                                      FRED H. DEINDOERFER
                                      Chairman of the Board and President

Chatsworth, California
April 29, 1996





  PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.



   THE ANNUAL MEETING IS ON JUNE 20, 1996.  PLEASE RETURN YOUR PROXY IN TIME.

                                   P R O X Y

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                               9162 ELTON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 20, 1996

    The undersigned stockholder(s) of International Remote Imaging Systems, Inc. (the "Company"), hereby appoints Fred H. Deindoerfer and E. Eduardo Benmaor, and each of them, with full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company registered in the name of the undersigned at the Annual Meeting of Stockholders, to be held at the Chatsworth Hotel, 9777 Topanga Canyon Boulevard, Chatsworth, California, on Thursday, June 20, 1996, at 4:00 p.m. local time and at any and all adjournments or postponements thereof.

1.  Election of two Class 3 Directors:

/ /  FOR Fred H. Deindoerfer and Thomas F. Kelley  / /  WITHHOLD AUTHORITY to
      (except as withheld in the space provided below)   vote for any of the
                                                                nominees

INSTRUCTIONS: To withhold authority to vote for one of the nominees, write the name of the nominee on the following line:
________________________________________________________________________________
2. Ratification of appointment of the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for fiscal year 1996.

        / /  FOR                / /  AGAINST                / /  ABSTAIN

3. Approval of the proposal to amend the formula for stock option awards to non-employee directors under the 1994 Stock Option Plan by (i) increasing the size of the stock options awarded annually to continuing and reelected non-employee directors from 4,000 shares of IRIS Common Stock to 5,000 shares of IRIS Common Stock (10,000 shares of IRIS Common Stock in 1996) and
    (iii) increasing the limit on the aggregate number of shares of IRIS Common Stock for which an individual non-employee director may hold outstanding and unexercised stock options from 20,000 shares of IRIS Common Stock to 25,000 shares of IRIS common Stock.

         / /  FOR                / /  AGAINST                / /  ABSTAIN

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.

                      (Please date and sign on reverse side)

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

4. In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

        This proxy will be voted as specified herein. If no specification is made, it will be voted FOR the election of the two nominees as Class 3 Directors and FOR items 2 and 3.
                                                    ____________________________
                                                    Signature               Date
                                                    ____________________________
                                                    Signature               Date

                                                  NOTE:  Please  date  and  sign
                                                  exactly as  your name  appears
                                                  to   the  left.  If  stock  is
                                                  registered in the name of  two
                                                  or  more persons,  each should
                                                  sign. Executors,
                                                  administrators, trustees,
                                                  guardians,   attorneys,    and
                                                  corporate officers should show
                                                  their   full   titles.   If  a
                                                  partnership,  please  sign  in
                                                  the  partnership  name  by  an
                                                  authorized partner.

 PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE IN TIME FOR THE
                           MEETING ON JUNE 20, 1996.